Filed Pursuant to Rule 424(b)(3)

Registration No. 333-166047

PROSPECTUS SUPPLEMENT NO. 9

(to Prospectus dated April 22, 2010)

KAR AUCTION SERVICES, INC.

$150,000,000 Floating Rate Senior Notes Due 2014

$450,000,000 8 3/4% Senior Notes Due 2014

$199,408,000 10% Senior Subordinated Notes Due 2015

Attached hereto and incorporated by reference herein is our Current Reports on Form 8-K, each filed with the Securities and Exchange Commission on April 26, 2011. You should read this Prospectus Supplement No. 9 in connection with the prospectus, dated April 22, 2010, including the prospectus supplements dated May 7, 2010, August 4, 2010, November 4, 2010, November 12, 2010, December 2, 2010, December 15, 2010, February 16, 2011 and February 24, 2011. This Prospectus Supplement No. 9 is qualified by reference to the prospectus, including the prospectus supplements dated May 7, 2010, August 4, 2010, November 4, 2010, November 12, 2010, December 2, 2010, December 15, 2010, February 16, 2011 and February 24, 2011, except to the extent that the information in this Prospectus Supplement No. 9 supersedes the information contained therein.

SEE “RISK FACTORS” BEGINNING ON PAGE 6 OF THE PROSPECTUS AND UNDER ITEM 1A IN THE ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2010. FOR A DISCUSSION OF CERTAIN RISKS YOU SHOULD CONSIDER BEFORE INVESTING IN THE NOTES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus has been prepared for and may be used by Goldman, Sachs & Co. in connection with offers and sales of the notes related to market-making transactions in the notes effected from time to time. Goldman, Sachs & Co. may act as principal or agent in these transactions. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. We will not receive any proceeds from such sales.

GOLDMAN, SACHS & CO.

April 26, 2011

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2011

KAR Auction Services, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-34568	20-8744739
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13085 Hamilton Crossing Boulevard

Carmel, Indiana 46032

(Address of principal executive offices) (Zip Code)

(800) 923-3725

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On April 26, 2011, KAR Auction Services, Inc. (the “Company”) issued a press release announcing its intention to refinance a portion of its existing indebtedness. A copy of the Company’s press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release dated April 26, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 26, 2011	KAR Auction Services, Inc.

/s/ Eric M. Loughmiller
Eric M. Loughmiller
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated April 26, 2011

Exhibit 99.1

April 26, 2011
For Immediate Release Eric Loughmiller Executive Vice President and Chief Financial Officer eric.loughmiller@karauctionservices.com 317-249-4254

KAR Auction Services, Inc. Announces its Intention to Refinance a Portion of

Existing Indebtedness

Carmel, IN, April 26, 2011- KAR Auction Services, Inc. (NYSE:KAR) announced today that it intends to refinance a portion of its existing indebtedness. The purpose of the planned refinancing is to extend the maturities of its existing debt and provide greater flexibility to prepay debt by taking advantage of current market conditions. The company intends to complete the planned refinancing only if these purposes can be achieved.

KAR intends to refinance existing debt with a new $1.5 billion Senior Secured Term Loan B and $250 million Senior Secured Revolving Credit Facility. KAR will also utilize a portion of its cash on hand for the refinancing. The refinancing is expected to be leverage neutral, excluding fees and expenses of the refinancing transactions. The proceeds of the refinancing will be used to refinance the existing Senior Secured Revolving Credit Facility and Term Loan B, 10% Senior Subordinated Notes due 2015 and a portion of the 8  3/4% Senior Notes due 2014. The company’s Floating Rate Senior Notes due 2014 will remain outstanding. The terms of the contemplated transactions are not yet final.

KAR intends to conduct a conference call with current and potential new lenders on Thursday, April 28, 2011 to discuss the proposed refinancing.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and which are subject to certain risks, trends and uncertainties. In particular, statements made that are not historical facts (including, but not limited to, expectations regarding the refinancing) may be forward-looking statements. Words such as “should,” “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “contemplates” and similar expressions identify forward-looking statements. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company’s Securities and Exchange

Commission filings. No assurance can be given that the refinancing will be consummated. Consummation of the refinancing is subject to numerous conditions and factors, many of which are beyond the Company’s control, including conditions prevailing in the capital markets, and economic, political and market factors. The Company does not undertake any obligation to update any forward-looking statements.

About KAR Auction Services, Inc.

KAR Auction Services, Inc. (NYSE: KAR) is the holding company for ADESA, Inc., a leading provider of wholesale used vehicle auctions whose operations span North America with 70 used vehicle sites, Insurance Auto Auctions, Inc., a leading salvage auto auction company whose operations span North America with 159 sites and Automotive Finance Corporation, a leading provider of floorplan financing to independent and franchised used vehicle dealers with 88 sites across North America. For further information on KAR Auction Services, Inc., ADESA, Inc., Insurance Auto Auctions, Inc. or Automotive Finance Corporation, visit the company’s Web site at www.karauctionservices.com.

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2011

KAR Auction Services, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-34568	20-8744739
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13085 Hamilton Crossing Boulevard

Carmel, Indiana 46032

(Address of principal executive offices) (Zip Code)

(800) 923-3725

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Automotive Finance Corporation (“AFC”), a subsidiary of KAR Auction Services, Inc. (the “Company”), sells the majority of its U.S. dollar denominated finance receivables on a revolving basis and without recourse to AFC Funding Corporation (“AFC Funding”), a wholly owned, bankruptcy remote, consolidated, special purpose subsidiary of AFC, established for the purpose of purchasing AFC’s finance receivables. A securitization agreement allows for the revolving sale by AFC Funding to a bank conduit facility of undivided interests in certain eligible finance receivables, subject to committed liquidity. This securitization agreement was amended and restated in April 2011.

On April 26, 2011, AFC and AFC Funding entered into the Fourth Amended and Restated Receivables Purchase Agreement, dated as of April 26, 2011, by and among AFC, AFC Funding, Fairway Finance Company, LLC (“Fairway Finance”), Monterey Funding LLC (“Monterey Funding”), Salisbury Receivables Company LLC (“Salisbury Receivables Company”), Deutsche Bank AG, New York Branch, Barclays Bank plc and BMO Capital Markets Corp. (as amended, the “Receivables Purchase Agreement”), pursuant to which AFC Funding sells an undivided ownership interest in the receivables and related rights it purchases from AFC to Fairway Finance, Monterey Funding and Salisbury Receivables Company (collectively, the “Purchasers”). The Purchasers’ investment in the receivables and related rights, together with a return thereon, is paid from collections of the finance receivables held by AFC Funding.

The finance receivables sold and a cash reserve of 1 or 3 percent of the finance receivables sold serve as security for the obligations to the Purchasers. The amount of the cash reserve depends on circumstances which are set forth in the Receivables Purchase Agreement. After the occurrence of a termination event, as defined in the Receivables Purchase Agreement, the bank conduit facility may, and could, cause the stock of AFC Funding to be transferred to the bank conduit facility, though as a practical matter the bank conduit facility would look to the liquidation of the receivables under the transaction documents as their primary remedy. Termination events, as defined in the Receivables Purchase Agreement, include, among other things, breaches of representations and warranties; failures to perform covenants and other obligations as seller or servicer; violations of financial covenants related to AFC, AFC Funding or the Company (including, among others, limits on the amount of debt AFC can incur, minimum levels of tangible net worth of AFC and AFC Funding and certain financial covenants contained in the Company’s senior secured credit agreement); defaults in payment of other indebtedness of the Company, AFC or AFC Funding; violation of certain covenants related to the performance of the receivables portfolio; the occurrence of a material adverse change in the collectibility of the receivables owned by AFC Funding or the business, operations, property or financial condition of AFC or AFC Funding; certain changes in control of AFC or AFC Funding; and certain bankruptcy events with respect to AFC, AFC Funding or the Company.

The following provides a brief description of the amendments effected by the Receivables Purchase Agreement that are material to the Company. Certain of the provisions described below are subject to an order from the Securities and Exchange Commission granting confidential treatment to certain of the information included in the Receivables Purchase Agreement.

•	An additional Purchaser, Salisbury Receivables Company, became a party to the Receivables Purchase Agreement;

•	The aggregate maximum commitment of the Purchasers was increased from $450 million to $650 million;

•	The Termination Date of the Receivables Purchase Agreement was extended from April 20, 2012 to June 30, 2014;

•	The program fees including the Utilization Fees and Facility Fees were increased;

•	Certain definitions in the Receivables Purchase Agreement related to eligible receivables and concentration limitations related to asset classes and obligors were modified; and

•	Certain of the covenants and termination events in the Receivables Purchase Agreement that are tied to the performance of the finance receivables portfolio were modified.

Certain of the lenders and agents and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking, commercial banking and other services for the Company and its affiliates, for which they received or will receive customary fees and expenses.

The above description of the amendments effected by the Receivables Purchase Agreement is not complete and is qualified in its entirety by reference to the full text of the Receivables Purchase Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011.

On April 26, 2011, the Company issued a press release announcing that AFC and AFC Funding had entered into the Receivables Purchase Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1 of this Current Report on Form 8-K is incorporated by reference in response to this item.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release dated April 26, 2011.

Forward-Looking Statements

Certain statements contained in this Report include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and which are subject to certain risks, trends and uncertainties. In particular, statements made that are not historical facts may be forward-looking statements. Words such as “should,” “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions identify forward-looking statements. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company’s Securities and Exchange Commission filings. The Company does not undertake any obligation to update any forward-looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 26, 2011	KAR Auction Services, Inc.

/s/ Eric M. Loughmiller
Eric M. Loughmiller
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated April 26, 2011.

Exhibit 99.1

April 26, 2011

For Immediate Release

Jonathan Peisner

Vice President and Treasurer

(317) 249-4390

jonathan.peisner@karauctionservices.com

KAR Auction Services, Inc. Announces Amendment to U.S. Securitization Facility

Transaction Extends AFC Securitization to June 2014 and Increases U.S. facility from $450 Million to $650 Million

Carmel, IN—KAR Auction Services, Inc. (NYSE: KAR) today announced that its subsidiaries Automotive Finance Corporation (AFC) and AFC Funding Corporation (AFC Funding), have entered into the Fourth Amended and Restated Receivables Purchase Agreement (the Receivables Purchase Agreement), dated as of April 26, 2011, by and among AFC, AFC Funding, BMO Capital Markets Corp., Deutsche Bank AG, and Barclays Bank PLC. The Receivables Purchase Agreement increases AFC Funding’s U.S. committed liquidity to $650 million and extends the facility’s maturity date to June 30, 2014.

Commenting upon the securitization agreement, Don Gottwald, CEO and President of AFC stated, “This amended U.S. securitization facility underscores our commitment to our dealer customers and strengthens AFC’s position as a premier floorplan funding source throughout the United States. I am grateful to our banking partners for their continued confidence in AFC as demonstrated by this larger securitization facility, secured through June 2014, and for their assistance in expanding the definition of eligible receivables.”

About KAR Auction Services, Inc.

KAR Auction Services, Inc. (NYSE: KAR) is the holding company for ADESA, Inc., a leading provider of wholesale used vehicle auctions whose operations span North America with 70 used vehicle sites, Insurance Auto Auctions, Inc., a leading salvage auto auction company whose operations span North America with 159 sites and Automotive Finance Corporation, a leading provider of floorplan financing to independent and franchised used vehicle dealers with 88 branches across North America. For further information on KAR Auction Services, Inc., ADESA, Inc., Insurance Auto Auctions, Inc. or Automotive Finance Corporation, visit the company’s Web site at www.karauctionservices.com.

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Forward Looking Statements

Certain statements contained in this release may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and which are subject to certain risks, trends and uncertainties. In particular, statements made that are not historical facts may be forward-looking statements. Words such as “should,” “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions identify forward-looking statements. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company’s Securities and Exchange Commission filings. The Company does not undertake any obligation to update any forward-looking statements.

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